Exhibit 10.4

AMENDMENT NO. 8

TO AMENDED AND RESTATED VENDOR AGREEMENT

This Amendment No. 8 (“Amendment”), effective as of January 1, 2022 (“Amendment 8 Effective Date”), is made to that certain Amended and Restated Vendor Agreement (the “Agreement”), dated December 23, 2014, by and among American Well Corporation, a Delaware corporation (“Vendor”), and Anthem, Inc. (“Anthem”), on behalf of itself and its affiliates, as amended. Unless otherwise defined, capitalized terms used herein shall have the meanings given to such terms in the Agreement.

WHEREAS, Anthem and Vendor desire to amend the Agreement to revise their commercial arrangement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Parties agree as follows:

1.
Amendment. A new Section 4.6 (c) of the Agreement, under “Reports and Reporting”, is hereby added, as follows:

“4.6 (c). Medicare CMS Direct Member Complaints, Grievances and Appeals (whether by a Member, Member representative or by a Provider or/and Practice on behalf of a Member)

i.
Should Anthem receive a Member complaint, grievance or appeal related to Vendor Services, Vendor agrees to assist Anthem in researching and finding resolution to such complaint, grievance or appeal.

(a) Notwithstanding the foregoing, Anthem shall send Vendor a copy of the complaint, grievance or appeal regarding Vendor Services in writing.via the following email address: _______.Vendor shall acknowledge receipt of the complaint, grievance of appeal within one (1) calendar day of receipt from Anthem.

(b) Notwithstanding the foregoing, Vendor shall perform a review and provide a detailed response to Anthem related to such complaint, grievance or appeal regarding Vendor Services within five (5) calendar days of receipt of a standard complaint/grievance, within three (3) calendar days of receipt of a standard appeal, and within four (4) hours or less of receipt of an urgent/expedited complaint, grievance or appeal from Anthem. Vendor’s detailed response shall consist of a summary of the case, Vendor’s determination and any other necessary information as outlined in a mutually agreed upon policy and procedure developed by Vendor and Anthem.

ii.
Grievances – In the event Anthem receives a complaint, grievance or appeal regarding Vendor Services, Anthem shall provide a copy to Vendor in writing the following email address: ______. In turn, Vendor shall provide the information outlined below within five (5) calendar days of receipt; unless information is required sooner.

Grievance - when receipt of a member issue received by the plan.
1	Grievance received by the plan.
2	Resolution attempted at point of contact.
3	Plan's Customer Service Agent will attempt to resolve the issue at the point of contact and may reach out to the Vendor's Customer Service area.
4	Is resolution is not obtained, forward the Grievance to the MCAG Department.
5	The MCAG team will log the grievance into the plan's database and investigate the matter.
6	Vendor/Delegate is forwarded a copy of the member's complaint.
7	If additional information is needed from the Vendor/Delegate, the MCAG Analyst will call/contact the parties identified on the Vendor/Delegate contact form.
8

Response to request for information (RFI) & medical record request should be faxed to: 1-800-861-0574 [MCAG Medical Records Response Unit] within 5 calendar days for standard requests.

*If information is due sooner, the MCAG associate will advise of the revised due date.

9	Once Resolution is obtained, the MCAG associate will notify the member of the outcome.
iii.
Should Vendor or Anthem receive complaints direct from CMS related to Vendor Services, Vendor shall comply with the CMS requirements outlined in the CTM and Grievance Tables below, including but not limited to: review of issue and provide a resolution path within five (5) calendar days for low issue level; two (2) calendar days for urgent level issues; four (4) business hours for immediate need issues. Grievances shall be handled within five (5) calendar days unless information is required sooner.
iv.
The Complaints Tracking Module (“CTM”) is a module within the Health Plan Management System (HPMS), which is the Centers for Medicare and Medicaid Services’ (CMS) central repository for complaints received from various CMS sources. Anthem and its Affiliates are required to resolve complaints in the CTM for which they will be held accountable on various complaint performance measures. These member or provider complaints about their adverse experience with Anthem are submitted directly to CMS. CTM complaints are received by CMS and then entered in the CTM for resolution by either Anthem or by CMS.

On a monthly basis, a summary of CTM’s directly related to Vendor Services will be provided to Vendor and be broken up into two categories: (1) CTM’s solely caused by the Vendor, and (2) CTM’s caused by both Anthem and the Vendor. CTM’s caused by Anthem will be withheld from the monthly reporting to the Vendor. If the Parties do not agree upon the cause of the CTM being the Vendor or caused by Anthem and Vendor, then the Parties will defer to the CTM tracking tool and the entity or entities named by the complainant. Vendor will participate in the Company’s CTM fault assignment process. Without prejudice to the dispute resolution provisions under the Agreement, Vendor shall have the right to participate in dispute resolution meetings with the Company if the Vendor determines that CTM fault assigned is not their responsibility.

In the event a CTM is finally determined to be Vendor Fault or both Anthem and Vendor Fault, Anthem shall receive a service level credit against future invoices under the Agreement submitted by Vendor in the applicable amounts set forth below:

Per CTM Service Level Credit
Vendor Fault	$ $5,000
Both Anthem and Vendor fault	$ $2,500

v.
If Vendor exceeds 7 CTM’s on a quarterly basis, Anthem reserves the right to increase the per CTM service level credits set forth above by up to 100% of the current penalty value. Vendor will provide the Service Level Penalty/Credit against future invoices issued after the month when the CTM report is issued and the CTM fault is finally determined. Vendor shall be forwarded a copy of member complaint.
2.
No Other Modifications. Except as provided herein, the terms and conditions of the Agreement shall remain the same, in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective duly authorized representatives as of the day and year above written.

AMERICAN WELL CORPORATION

Signature: _s/o Bradford Gay___________________________

Print Name: Bradford Gay

Title: General Counsel

Date:

ANTHEM, INC.

Signature: s/o Kayla Six_____________________________

Print Name: Kayla Six

Title: Strategic Sourcing Director_________________________________

Date: